EXHIBIT 99.1

PRESS RELEASE

FOR:      STRATASYS, INC.

CONTACT:  Shane Glenn, Director of Investor Relations
          Tom Stenoien, Chief Financial Officer
          S. Scott Crump, Chairman and CEO (952) 937-3000 www.Stratasys.com

                              FOR IMMEDIATE RELEASE

           STRATASYS REVISES ITS MAY 12 ANNOUNCEMENT OF WOHLERS REPORT
                                  2004 FINDINGS

      MINNEAPOLIS, May 14, 2004 -- Statasys announced today that in its news release from Tues., May 12, 2004 it misinterpreted numbers from the Wohlers Report 2004.

      Stratasys shipped 37 percent of all rapid prototyping (RP) units worldwide in 2003, rather than the 48 percent stated in the May 12 announcement. According to the report, the company shipped 48 percent of all RP units shipped by U.S. manufacturers in 2003.

      Also, the RP industry grew to $529 million in 2003, up from $484 million in 2002, rather than the $655 million in 2003 stated in the May 12 announcement. The report states that the industry is expected to grow to $586 million in 2004 and $655 million in 2005. Following is the full May 12 announcement with appropriate corrections:

      STRATASYS ATTAINS MARKET LEADER POSITION WITH 37 PERCENT OF ALL RAPID
                       PROTOTYPING UNITS SHIPPED IN 2003,
                          ACCORDING TO INDUSTRY REPORT

 Wohlers Report 2004 also states Stratasys now has highest global installed base of RP systems

      MINNEAPOLIS, May 12, 2004 - Stratasys, Inc. (Nasdaq: SSYS) today announced it has attained the market leader position in terms of units shipped within the rapid prototyping (RP) industry, according to the recently issued Wohlers Report 2004.

      Published by Wohlers Associates, Inc. and released yesterday at the annual Rapid Prototyping & Manufacturing Conference & Exposition in Dearborn, Mich., the report offers a detailed review and analysis of the RP industry.

      According to the report, Stratasys shipped 37 percent of all RP units worldwide in 2003, up from the 31 percent reported in 2002. The company shipped 48 percent of all RP units shipped by U.S. manufacturers in 2003. The report also states that as of the end of 2003, Stratasys has the highest global installed base of RP systems, surpassing its competitors for the first time.

      "Low-end machine sales soared to unprecedented heights in 2003, with 3D printers becoming the crown jewel of the RP industry," said Terry Wohlers, president of Wohlers Associates, Inc. "Stratasys has experienced significant unit growth with its leading family of 3D printers, and with the number of installed 3D computer-aided-design (CAD) workstations growing nearly 66 percent to approximately five million in 2003, there continues to be significant promise for companies like Stratasys and the fast-growth 3D printing market."

      According to the report, the entire RP industry, which includes equipment and services, grew to $529 million in 2003, up from $484 million in 2002. The report states the industry is expected to grow to $586 million in 2004 and $655 million in 2005. Additionally, the report states users of RP systems produced an estimated 4.8 million models and prototype parts in 2003, up from 4 million produced in 2002.

      "We are excited about the strong growth of the RP and 3D printing markets reported in Wohlers Report 2004," said Scott Crump, chairman and chief executive officer of Stratasys. "While we continue to meet customer needs at the high end of the RP market, our revolutionary-priced family of 3D printers continues to drive unprecedented growth for Stratasys at the low end. We believe we are positioned for strong growth in 2004 as we further establish ourselves as the market leader."

      Stratasys, Inc. is a worldwide provider of office prototyping and 3D printing solutions. The company manufactures rapid prototyping and 3D printing systems for the automotive, aerospace, industrial, recreational, electronic, medical, consumer products OEM, and education markets. The company's patented Fused Deposition Modeling (FDM) rapid prototyping processes create precision three-dimensional plastic and wax prototyping parts directly from 3D computer-aided-design (CAD) systems. Stratasys holds more than 110 granted and pending patents worldwide focused on rapid prototyping. The company is located at 14950 Martin Drive, Eden Prairie, Minnesota 55344-2020, and on the Web at www.Stratasys.com and www.Dimensionprinting.com.


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All statements herein that are not historical facts or that include such words as "expect", "anticipates", "project", "estimates" or "believe" or similar words are forward-looking statements that we deem to be covered by and to qualify for the safe harbor protection covered by the Private Securities Litigation Reform Act of 1995. Except for the historical information herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties; these include the continued market acceptance and growth of our DimensionTM, Dimension SSTTM, Prodigy Plus, FDM MaxumTM, TripletsTM, FDM VantageTM, and TitanTM product lines; the size of the 3D Printing market; our ability to penetrate the 3D Printing market; our ability to maintain the growth rates experienced in 2003 and in the first quarter of 2004; our ability to introduce and market new materials such as polyphenylsulfone and the market acceptance of this and other materials; the impact of competitive products and pricing; the timely development and acceptance of new products and materials; our ability to effectively and profitably market and distribute the Eden333; and the other risks detailed from time to time in our SEC Reports, including the reports on Form 10-Q for the quarter ended March 31, 2004 and form 10-K for the year ended December 31, 2003.

This release is also available on the Stratasys Website at www.Stratasys.com.